Exhibit 99.1

Robert J. Mylod, Jr. Named to The Priceline Group's Board of Directors

Appointment Effective May 15, 2017

NORWALK, Conn., Apr. 24, 2017 --The Board of Directors of The Priceline Group Inc. (NASDAQ: PCLN) today announced that it has named Robert J. Mylod, Jr., Managing Partner of Annox Capital Management, as The Priceline Group's newest Director, effective May 15, 2017.

Mr. Mylod founded Annox Capital Management, a private investment firm, in 2013. He also serves as a member of the Boards of Directors of EverBank, a U.S. savings bank providing online and mobile banking and financial services, and Novocure, a cancer treatment company. From 1999 to 2011, Mr. Mylod held several roles within The Priceline Group, including Vice Chairman, Head of Worldwide Strategy and Planning, and Chief Financial Officer. Prior to joining the Company, Mr. Mylod was a Principal at Stonington Partners, a private equity investment firm. Mr. Mylod received an A.B. in English from the University of Michigan and an M.B.A. from the University of Chicago Graduate School of Business.
"Bob’s extensive experience with high growth Internet companies, as well as multiple leadership roles within The Priceline Group will offer tremendous value and counsel to our Board and the Group’s key leaders," said James M. Guyette, Lead Independent Director of The Priceline Group’s Board of Directors. "We are thrilled to welcome Bob to the team."

"After working to build The Priceline Group for more than 10 years, it's been incredible to watch its continued global expansion and success," said Mylod. "It is an honor to join a company and its Board that is committed to developing innovative technologies and a best-in-class customer experience."

About The Priceline Group
The Priceline Group (NASDAQ: PCLN) is the world leader in online travel and related services, provided to consumers and local partners in over 224 countries and territories through six primary brands: Booking.com, priceline.com, KAYAK, agoda.com, rentalcars.com and OpenTable. The Priceline Group's mission is to help people experience the world. For more information visit PricelineGroup.com.